Exhibit 99

RPC, Inc. Reports Record Fourth Quarter and Annual 2010 Financial Results
and Increased Quarterly Dividend

•  Revenues Increased by 115.3 Percent Compared to the Fourth Quarter of 2009
•  Diluted EPS for the Fourth Quarter Increased to $0.38, Compared to a Loss of $0.04 in Fourth Quarter 2009
•  Increased Quarterly Dividend to $0.07 per share

ATLANTA, January 26, 2011 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2010.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2010, revenues increased 115.3 percent to $328,144,000 compared to $152,415,000 in the fourth quarter last year.  Revenues increased compared to the prior year due to higher activity levels, particularly in pressure pumping, which benefited from significant dedicated customer relationships in service-intensive unconventional basins.  Many other service lines also benefited from improved pricing and activity levels, as well as some additional capacity.  Operating profit for the quarter was $89,798,000 compared to an operating loss of $7,044,000 in the prior year.  Net income for the quarter was $55,471,000 or $0.38 earnings per diluted share, compared to a net loss of $5,202,000 or $0.04 loss per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $125,169,000 compared to $26,080,000 in the prior year. 1

Cost of revenues was $174,477,000, or 53.2 percent of revenues, during the fourth quarter of 2010, compared to $102,314,000, or 67.1 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of many of these expenses.  However, cost of revenues as a percentage of revenues decreased significantly due to leverage of employment and other direct costs over higher activity levels and improved pricing for our services.

Selling, general and administrative expenses were $31,429,000 in the fourth quarter of 2010, a 31.8 percent increase compared to $23,851,000 in the prior year.  This increase was primarily due to increases in total employment costs, including increased incentive compensation consistent with improved operating results.  As a percentage of revenues, however, these costs decreased to 9.6 percent in 2010 compared to 15.6 percent last year due to the fixed nature of many of these expenses.  Depreciation and amortization were $34,624,000 during the quarter, an increase of 5.3 percent over the fourth quarter of last year.  Interest expense increased from $522,000 last year to $912,000 in 2010 due principally to higher average interest rates during the quarter under RPC’s refinanced syndicated revolving credit facility as compared to the prior year.

For the twelve months ended December 31, 2010, revenues increased 86.5 percent to $1,096,384,000 compared to $587,863,000 last year.  Net income was $146,742,000 or $1.00 earnings per diluted share, compared to net loss of $22,745,000 or $0.16 loss per diluted share last year.  EBITDA increased from $99,110,000 in 2009 to $373,508,000 in 2010.

 “We are pleased to report record quarterly and annual results for the fourth quarter of 2010,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “The average domestic rig count during the fourth quarter was 1,688, a 52.4 percent increase compared to the same period in 2009, and a 4.3 percent increase compared to the third quarter.  The average price of natural gas was $3.77 per Mcf, an 11.3 percent decrease compared to the prior year, while the average price of oil was $85.12 per barrel, a 12.8 percent increase compared to the prior year.  Our financial results were significantly stronger than these industry indicators would suggest due to the service-intensive nature of the work we are performing to support the significant customer relationships that we garnered early in 2010.  In addition, our other service lines benefited from a strong cyclical upturn in the domestic oilfield services business.

______________________________
1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

4th Quarter 2010 Press Release

“RPC’s capital expenditures during the fourth quarter were $81.4 million as we made payments on equipment purchased to expand our capacity.  By the end of the fourth quarter, we had taken delivery of the majority of the equipment that we anticipated to have in place by the end of the first quarter of 2011, and almost half of it was in service and generating revenue.  We continue to monitor our equipment delivery schedules and corresponding employment needs and are on schedule to receive the bulk of our equipment by the end of the second quarter to fulfill specific customer requirements. In spite of our large capital expenditures and working capital requirements of increased activity levels, the balance on our revolving credit facility at the end of the quarter was $121.3 million, an increase of only $13.0 million compared to the third quarter. In response to our strong financial position and favorable opinion regarding the near-term prospects for our business, our Board of Directors yesterday declared a quarterly dividend of $0.07 per share, a 50 percent increase compared to the previous split-adjusted dividend," concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 117.0 percent for the quarter compared to the prior year due to higher activity levels from expanded customer commitments and improved pricing.  Support Services revenues increased by 101.6 percent during the quarter compared to the prior year because of higher activity levels in the service lines within this segment. Operating profit in Technical Services improved due to higher revenues, improved pricing, and cost leverage. Operating profit in Support Services increased due to higher revenues and cost leverage in the service lines which comprise this segment.

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
		(in thousands)
Revenues:
Technical services	$294,843	$135,896	$979,834	$513,289
Support services	33,301	16,519	116,550	74,574
Total revenues	$328,144	$152,415	$1,096,384	$587,863
Operating profit (loss):
Technical services	$80,618	$(1,724)	$217,144	$(20,328)
Support services	10,522	(1,956)	31,086	(1,636)
Corporate (expenses)	(3,526)	(2,965)	(13,143)	(12,231)
(Gain) loss on disposition of assets, net	(2,184)	399	(3,758)	(1,143)
Total operating profit (loss)	$89,798	$(7,044)	$238,845	$(33,052)
Other income, net	747	229	1,303	1,582
Interest expense	(912)	(522)	(2,662)	(2,176)
Interest income	0	21	46	147

Income (loss) before Income taxes	$89,633	$(7,316)	$237,532	$(33,499)

4th Quarter 2010 Press Release

RPC, Inc. will hold a conference call today, January 26, 2011 at 9:00 a.m. ET to discuss the results of the fourth quarter and full year.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 211-9951 or (913) 312-0664 and using the access code #5566477.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements that we are on schedule to receive the bulk of our equipment by the end of the second quarter to fulfill specific customer requirements and our favorable opinion regarding the near-term prospects for our business.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; increased regulation of our business resulting from the oil spill in the Gulf of Mexico in the second quarter of 2010; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

4th Quarter 2010 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2010	2009	% BETTER (WORSE)	2010	2009	% BETTER (WORSE)
REVENUES	$328,144	$152,415	115.3%	$1,096,384	$587,863	86.5%
COSTS AND EXPENSES:
Cost of revenues	174,477	102,314	(70.5)	606,098	393,806	(53.9)
Selling, general and administrative expenses	31,429	23,851	(31.8)	121,839	97,672	(24.7)
Depreciation and amortization	34,624	32,895	(5.3)	133,360	130,580	(2.1)
(Gain) loss on disposition of assets, net	(2,184)	399	N/M	(3,758)	(1,143)	228.8
Operating profit (loss)	89,798	(7,044)	N/M	238,845	(33,052)	N/M
Interest expense	(912)	(522)	(74.7)	(2,662)	(2,176)	(22.3)
Interest income	-	21	(100.0)	46	147	(68.7)
Other income, net	747	229	226.2	1,303	1,582	(17.6)
Income (loss) before income taxes	89,633	(7,316)	N/M	237,532	(33,499)	N/M
Income tax provision (benefit)	34,162	(2,114)	N/M	90,790	(10,754)	N/M
NET INCOME (LOSS)	$55,471	$(5,202)	N/M %	$146,742	$(22,745)	N/M %

EARNINGS (LOSS) PER SHARE
Basic	$0.38	$(0.04)	N/M %	$1.01	$(0.16)	N/M %
Diluted	$0.38	$(0.04)	N/M %	$1.00	$(0.16)	N/M %

AVERAGE SHARES OUTSTANDING
Basic	145,111	144,562		144,989	144,458
Diluted	146,689	144,562		146,537	144,458

4th Quarter 2010 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2010	2009
ASSETS
Cash and cash equivalents	$9,035	$4,489
Accounts receivable, net	294,002	130,619
Inventories	64,059	55,783
Deferred income taxes	7,426	4,894
Income taxes receivable	17,251	18,184
Prepaid expenses and other current assets	6,905	5,485
Total current assets	398,678	219,454
Property, plant and equipment, net	453,017	396,222
Goodwill	24,093	24,093
Other assets	12,083	9,274
Total assets	$887,871	$649,043

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$78,743	$49,882
Accrued payroll and related expenses	23,881	10,708
Accrued insurance expenses	5,141	4,315
Accrued state, local and other taxes	2,988	2,001
Income taxes payable	5,788	647
Other accrued expenses	963	220
Total current liabilities	117,504	67,773
Long-term accrued insurance expenses	8,489	8,597
Notes payable to banks	121,250	90,300
Long-term pension liabilities	18,397	14,647
Other long-term liabilities	2,448	1,838
Deferred income taxes	80,888	56,165
Total liabilities	348,976	239,320
Common stock	14,818	14,754
Capital in excess of par value	6,460	2,720
Retained earnings	527,150	401,055
Accumulated other comprehensive loss	(9,533)	(8,806)
Total stockholders' equity	538,895	409,723
Total liabilities and stockholders' equity	$887,871	$649,043

4th Quarter 2010 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended December 31, (Unaudited)	Fourth Quarter		% BETTER		Twelve Months		% BETTER
	2010	2009	(WORSE)		2010	2009	(WORSE)

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$55,471	$(5,202)	N/M	%	$146,742	$(22,745)	N/M %
Add:
Income tax provision (benefit)	34,162	(2,114)	N/M		90,790	(10,754)	N/M
Interest expense	912	522	(74.7)		2,662	2,176	(22.3)
Depreciation and amortization	34,624	32,895	(5.3)		133,360	130,580	(2.1)
Less:
Interest income	-	21	(100.0)		46	147	(68.7)
EBITDA	$125,169	$26,080	NM	%	$373,508	$99,110	276.9%

EBITDA PER SHARE
Basic	$0.86	$0.18	N/M	%	$2.58	$0.69	273.9%
Diluted	$0.85	$0.18	N/M	%	$2.55	$0.69	269.6%